Exhibit 4.3

WAIVER

December 23, 2024

Reference is made to:

(i)	the Indenture, dated as of December 16, 2021 (as amended as amended, modified, or supplemented on or prior to the date hereof, the “Indenture”) among VERTICAL AEROSPACE LTD., a Cayman Islands exempted company incorporated with limited liability, with its principal executive office at Unit 1 Camwal Court, Chapel Street Bristol BS2 0UW United Kingdom (the “Company”) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”); and

(ii)	the forbearance agreement, dated December 15, 2024 (the “Forbearance Agreement”), by and among Mudrick Capital Management, L.P. (“Mudrick Capital”) on behalf of the funds, investors, entities or accounts that are managed, sponsored or advised by it or its affiliates and listed hereto in Annex A hereto (each, a “Holder” and collectively, the “Holders”), the Company, Vertical Aerospace Group Limited, a company incorporated under the laws of England and Wales, and a wholly-owned subsidiary of the Company (“VAGL”), Stephen Fitzpatrick and Imagination Aero Investments Limited (Stephen Fitzpatrick and Imagination Aero Investments Limited, and any other fund, entity or account that is affiliated with Stephen Fitzpatrick collectively, the “SF Investors”).

Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture or the Forbearance Agreement.

WHEREAS, certain Defaults (as defined in the Indenture) or potential Defaults, arising from breaches of the covenants set out in Sections 3.13 (Retention of Cash) (the “Cash Covenant”), 3.15(a) (Guarantors) (the “Guarantor Covenant”) and Section 3.16(a) (Material IP) (“Material IP Covenant”) of the Indenture, have occurred and are occurring, as described in the Notice of Default in respect of the Guarantor Covenant and the Material IP Covenant delivered by Mudrick Capital to each of the Company and VAGL on November 1, 2024, or may occur prior to the Long Stop Date (as defined in the Forbearance Agreement) (collectively, the “Specified Defaults”);

WHEREAS, upon the Specified Defaults becoming Events of Default, as described in Section 7.01(A)(vi) of the Indenture, unless cured or waived within 60 days after notice to the Company of the Notice of Default, Holders will be entitled to exercise all available rights and remedies under the Indenture to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of the Indenture or the Notes;

WHEREAS, pursuant to the Forbearance Agreement and upon the satisfaction of certain conditions set forth therein, the Holders agreed to temporarily forbear (1) in respect of the Specified Default relating to the Guarantor Covenant and Material IP Covenant, until 11:59 p.m. (Eastern Standard Time) on the Long Stop Date; and (2) in respect of the Specified Default relating to the Cash Covenant, the earlier of: (x) 11:59 p.m. (Eastern Standard Time) on the Long Stop Date; and (y) the date on which the Committed Funding (as defined in the Forbearance Agreement) is received by the Company pursuant to the terms of the Investment Agreement (as defined in the Forbearance Agreement, in the exercise of such rights and remedies to which the Holders would be entitled if any such Specified Default were to become an Event of Default; and

WHEREAS, the Company has (a) confirmed that each of the Indenture Amendments, the Partial Conversion, the Indenture Enhancements, including, without limitation, the Governance Changes, have been completed, satisfied and/or delivered as contemplated by and in accordance with the terms of the Investment Agreement and (b) requested a waiver in respect of the Specified Defaults, and the Holders are willing to grant such waiver, subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the undersigned hereby acknowledges, accepts and agrees as follows:

1.            Representations and Warranties. Each Holder (severally and not jointly) hereby represents and warrants to each of the Company, the Trustee and the Collateral Agent that (i) it is the beneficial or record owner of the aggregate principal amount of Notes set forth opposite such Holder’s name on Annex A hereto, which, taken together with all other Holders’ Notes collectively constitute 100% of the aggregate principal amount of the outstanding Notes, (ii) it has the power and authority to bind the beneficial owner(s) of such Notes including without limitation to act on behalf of, vote, direct the Trustee and the Collateral Agent as to, and consent to matters concerning, the Indenture and the Notes, (iii) there are no proxies or other agreements or understandings in effect that limit, restrict or impact such Holder’s power and authority to provide this Waiver with respect to such Notes that are owned or beneficially owned by such Holder, (vi) this Waiver has been duly executed and delivered by such Holder, (vii) this Waiver constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (viii) each of the Company, the Trustee and the Collateral Agent shall be entitled to rely on this Waiver. Each of the Holders agrees to indemnify and hold harmless the Company, the Trustee and the Collateral Agent from and against any and all damages, losses, costs and expenses (including, without limitation, legal fees and expenses) arising or resulting from reliance upon the representations and warranties by such Holder set forth in this Section 1 and in Annex A hereto.

2.            Waiver.

(a)            Subject to the terms and conditions hereof (including, without limitation, Section 2(b) hereof), each Specified Default is waived.

(b)            The waiver set forth in Section 2(a) hereof is conditioned upon the completion of the Partial Conversion.

(c)            Nothing in this Section 2 shall be deemed to waive (i) compliance by the Company and the Guarantors on or after the date hereof with the provisions of the Indenture or (ii) any Default or Event of Default that may have arisen prior to the date hereof or that may arise on or after the date hereof as a result of any event other than the events expressly waived pursuant to Section 2(a) hereof. Nothing in this Section 2 shall limit any right, power or remedy of the Trustee, the Collateral Agent, the Holders or the beneficial owners of the Notes, except as expressly set forth herein. The limited waiver set forth in Section 2(a) hereof shall not entitle the Company to any future waiver.

(d)            If the condition in Section 2(b) hereof is not timely satisfied in full, each of the Defaults relating to the Guarantor Covenant and the Material IP Covenant shall be deemed to be an Event of Default as of January 1, 2025, provided that no such Event of Default shall be deemed to have occurred if the failure to satisfy Section 2(b) hereof is solely due to any act or omission by Mudrick Capital, and provided further, for the avoidance of doubt, that nothing in this Waiver shall be deemed to contravene or alter the terms of the Forbearance Agreement.

3.            Authorization of Trustee and Collateral Agent. Each of the Trustee and the Collateral Agent is hereby authorized, empowered and directed by the Holders, (i) following the satisfaction of the terms and conditions set forth in Section 2(b) hereof (as confirmed to the Trustee and Collateral Agent in writing, which may be via email from counsel to the Holders), to acknowledge, agree and deliver this Waiver.

4.            General Authorization. Any and all actions heretofore or hereafter taken by the Trustee, the Collateral Agent, the Company and/or any officer, director, member, manager, partner, employee, contractor, Affiliate, attorney, representative and/or agent of any of the foregoing consistent with the intent and purpose of the matters approved or consented to in this Waiver are hereby ratified, confirmed, approved and consented to in all respects, subject to the condition set forth in Section 2(b) hereof.

5.            Effectiveness. This Waiver shall become effective as of the date hereof, except as to the waiver of the Specified Defaults set forth in Section 2(a) hereof, the effectiveness of which shall be subject to the condition set forth in Section 2(b) hereof.

6.            Representations and Warranties. By its execution hereof, the Company hereby certifies, represents and warrants to the Holders that, except as described in this Waiver and after giving effect hereto, no Default or Event of Default has occurred or is continuing.

7.            Governing Law; Waiver of Jury Trial. THIS WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS AND RIGHTS OF THE UNDERSIGNED SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. EACH OF THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS WAIVER. Each of the undersigned hereby submits to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Waiver or the transactions contemplated hereby.

8.            Miscellaneous. This Waiver shall bind each of the undersigned (and successors and permitted assigns of each of the undersigned) and every subsequent beneficial owner of the Notes. Any and all notice required to take any action in adopting this Waiver is hereby waived. Headings of the Sections of this Waiver have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof. This Waiver may be executed and delivered in one or more counterparts (including by facsimile or electronic mail, in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

{Signature Pages Follow}

MUDRICK CAPITAL MANAGEMENT L.P. on behalf of the funds, investors, entities or accounts that are managed, sponsored or advised by it and listed in Annex A

By:	/s/ John O'Callaghan
Name: John O'Callaghan
Title: Authorized Signatory

[Signature Page to Waiver]

Acknowledged, Accepted and Agreed

VERTICAL AEROSPACE LTD.

By:	/s/ Stephen Welch
Name: Stephen Welch
Title: Chairman

[Signature Page to Waiver]

Acknowledged, Accepted and Agreed

U.S. Bank Trust Company, National Association, solely in its capacity as Trustee and Collateral Agent

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page to Waiver]

ANNEX A

Holder	Principal Amount of Notes Held at Issuance	Principal Amount of Notes Held as of Date of Waiver Prior to Partial Conversion	Principal Amount of Notes Held as of Date of Waiver Upon Partial Conversion
Mudrick Distressed Opportunity Fund Global, L.P.	47,069,000	61,281,419	30,640,710
Blackwell Partners LLC - Series A	15,507,000	20,189,315	10,094,658
Boston Patriot Batterymarch ST LLC	53,502,000	69,656,854	34,828,427
Boston Patriot Newbury St LLC	5,398,000	7,027,918	3,513,959
Mudrick Distressed Opportunity Drawdown Fund II, L.P.	27,123,000	35,312,752	17,656,376
MFUI / Mercer QIF Fund PLC	8,063,000	10,497,611	5,248,806
Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.	2,831,000	3,685,815	1,842,908
Mudrick Stressed Credit Master Fund, L.P. (on behalf of NM PERA MUDRICK STRD CREDIT FD and CVC GLOB CRED OPP MSTR FD LP)	16,770,000	21,833,678	10,916,839
Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P.	7,095,000	9,237,327	4,618,664
Mudrick Distressed Opportunity SIF Master Fund, L.P.	5,391,000	7,018,804	3,509,402
Michel Donegani	782,000	1,018,124	509,062
Dietrich Foundation	5,209,000	6,781,850	3,390,925
BAM Credit Opportunities Fund	260,000	338,507	169,254
Mudrick Opportunity Co-Investment Fund, L.P.	5,000,000	6,509,744	3,254,872
Total	$200,000,000	$260,389,718	$130,194,859